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                                                                     EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                       OF
                 SECURED CERTIFICATE ASSOCIATION FOR INVESTMENT
                         IN U.S. GUARANTEED ASSETS, INC.
                                    ********

         SECURED CERTIFICATE ASSOCIATION FOR INVESTMENT IN U.S. GUARANTEED ASSETS, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

         FIRST: The charter of the Corporation is hereby amended by striking out Article "SECOND" of the Articles of Incorporation and inserting in lieu thereof a new Article "SECOND" and by adding to Article "SEVENTH" a new paragraph as the first paragraph of said Article "SEVENTH" without deleting or changing any of the existing paragraphs now in Article "SEVENTH", so that Article "SECOND" will now read as follows:

         "SECOND: The name of the corporation is

         ASSOCIATION FOR INVESTMENT IN UNITED STATES

         GUARANTEED ASSETS, INC."
and the new additional paragraph to Article Seventh will read as follows:

         "The board of directors of the Corporation is hereby empowered to authorize the issuance from time to time of any series, in any aggregate face amount, of face amount certificates, whether now or hereafter authorized."

         SECOND: The board of directors of the Corporation, by unanimous written consent pursuant to Section 58 of Article 23 of the Annotated Code of Maryland, duly adopted a resolution in which was set forth the foregoing amendment to the charter, declaring that the said amendment of the charter as proposed was advisable and directing that it be submitted for action thereon by the stockholders of the Corporation.

         THIRD: That the said amendment has been consented to and authorized by the holders of all the issued and outstanding stock, entitled to vote, by a written consent given in accordance with the provisions of Section 47 of Article 23 of the Annotated Code of Maryland, and filed with the Corporation.

         FOURTH: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

         IN WITNESS WHEREOF, SECURED CERTIFICATE ASSOCIATION FOR INVESTMENT IN U.S. GUARANTEED ASSETS, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed (or attested) by its Secretary on May 29, 1975.


                                      SECURED CERTIFICATE ASSOCIATION
                                      FOR INVESTMENT IN U.S. GUARANTEED
                                      ASSETS, INC.


                                      By _______________________________
                                            William C. Gow, President

WITNESS: (ATTEST)


---------------------------
Joseph B. Breen, Secretary
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         THE UNDERSIGNED, President of SECURED CERTIFICATE ASSOCIATION FOR
INVESTMENT IN U.S. GUARANTEED ASSETS, INC. who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                              ----------------------------------
                                               William C. Gow, President